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                              ACQUISITION AGREEMENT

      THIS ACQUISITION AGREEMENT (this "Agreement"), dated as of September 25, 2000 (the "Execution Date"), between Abgenix, Inc., a Delaware corporation ("Parent"), Abgenix Canada Corporation, an unlimited liability company organized and existing under the laws of the Province of Nova Scotia ("Abgenix Canada"), and ImmGenics Pharmaceuticals Inc., a corporation organized and existing under the laws of the Province of British Columbia (the "Company").

      The parties enter into this Agreement on the basis of the following facts, understandings and intentions:

      A. The Company is engaged in the business of research and development relating to the generation of monoclonal antibodies, proteins and other biological materials and derivatives thereof.

      B. The Board, after pursuing and considering a number of strategic alternatives, has determined that the Acquisition and the Arrangement is fair to the Members and is in the best interests of the Company and the Members, and wishes Parent to acquire all of the voting securities of the Company on the terms and conditions set forth in this Agreement (the "Acquisition").

      C. Parent is prepared to purchase all of the voting securities of the Company pursuant to an arrangement under the BC Act, subject to the terms and conditions of this Agreement.

      D. Certain Members of the Company, who in the aggregate own not less than seventy-five percent (75%) of the outstanding shares of Company Capital Stock (on an "as-converted" basis and assuming the full exercise of all outstanding Company Options) as of the Execution Date, have entered into the Shareholder Voting Agreement and Irrevocable Proxy with Parent dated as of the Execution Date, and shall enter into the Escrow Agreement on or prior to the Closing Date, in which they agree, among other things, to provide a limited indemnity to Parent against certain losses resulting from certain breaches of this Agreement by the Company and to establish an escrow fund as security therefor.

      NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. DEFINITIONS

      1.1 Definitions.

      The following capitalized terms used throughout this Agreement shall have the following meanings:

      "1933 Act" means the United States Securities Act of 1933, as amended.

      "1934 Act" means the United States Securities Exchange Act of 1934, as amended.

      "Abgenix Canada" has the meaning assigned it in the introductory paragraph.

      "Acquisition" has the meaning assigned it in the Recitals hereto.


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      "Acquisition Proposal" has the meaning assigned it in Section 3.2(a).

      "Agreement" means this agreement.

      "Ancillary Agreements" means the Shareholder Voting Agreement and Irrevocable Proxy, the Support Agreement, the Voting, Exchange and Cash Put Trust Agreement, the Option Replacement Agreement, the Escrow Agreement and the Plan of Arrangement.

      "Applicable Corporate Laws" has the meaning specified in Section 2.1(g).

      "Applicable Securities Laws" has the meaning specified in Section 2.1(g).

      "Applicable Regulatory Approvals" means the Authorizations of Governmental Entities or self-regulatory organizations set forth in Schedule 1.1 hereto.

      "Arrangement" means the arrangement proposed under Section 252 of the BC Act referred to in the Plan of Arrangement and attached hereto as Exhibit A, and any amendments thereto or variations thereof made in accordance with its terms, the terms of this Agreement and the Special Resolution.

      "Authorization" means with respect to any Person, any order, permit, approval, waiver, license, ruling, consent, exception or similar authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity having jurisdiction over such Person.

      "BC Act" means the Company Act (British Columbia).

      "Board" means the Board of Directors of the Company.

      "Budget 2001" means the budget of the Company attached to Section 3.1 of the Company Disclosure Schedule.

      "Closing Date" shall mean the date that is two (2) business days following the satisfaction or waiver of the conditions set forth in this Agreement, or such other date as the parties hereto shall mutually agree in writing.

      "Closing Time" means 10:00 a.m. (Vancouver time) on the Closing Date.

      "Company" has the meaning assigned it in the introductory paragraph.

      "Company Capital Stock" means, collectively, the Company Common Shares, Company Class A Shares and Company Class B Shares.

      "Company Class A Shares" means the Class A preferred shares without par value in the capital of the Company outstanding from time to time.

      "Company Class B Shares" means the Class B preferred shares with a par value of CDN$1.00 per share in the capital of the Company outstanding from time to time.

      "Company Common Shares" means the common shares without par value in the capital of the Company outstanding from time to time.


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      "Company Consents and Waivers" has the meaning assigned it in Section
2.2(b)(vi).

      "Company Convertible Debenture" means that certain debenture convertible into 343,595 shares of Company Class A Shares held on the Execution Date by Corixa Corporation.

      "Company Disclosure Schedule" has the meaning assigned it in Section 5.

      "Company Fully Diluted Shares" shall be the aggregate number of Company Special Shares outstanding as of the Closing Date, plus the aggregate number of Company Common Shares that would have been purchasable upon exercise of all Company Options that are vested as of the Closing Date (after giving effect to the acceleration of such Company Options contemplated hereby) were such Company Options not replaced in accordance with the terms of the Option Replacement Agreement.

      "Company Optionholder" means any holder of a Company Option.

      "Company Options" means outstanding options to purchase Company Common Shares.

      "Company Plan" means the ImmGenics 1996 Stock Option Plan, as amended.

      "Company Special Shares" means the special shares of the Company to which will be attached the rights, privileges, restrictions and conditions set forth in the Special Resolution.

      "Confidentiality Agreement" means the Confidentiality Agreement between the Company and Parent dated August 18, 2000.

      "Court" means the Supreme Court of British Columbia.

      "Effective Date" means the date on which the Final Order is accepted for filing by the Registrar of Companies for British Columbia under the BC Act giving effect to the Arrangement.

      "Effective Time" means the time of filing the certified Final Order effecting the Arrangement, which is expected to be approximately 9:00 a.m. (Vancouver time) on the Effective Date.

      "Employee Benefit Plan" means any employee benefit or compensation plan, program, agreement or arrangement whether written or unwritten, including any profit-sharing, deferred compensation, bonus, change in control, stock option, stock purchase, pension, retirement, severance, welfare, fringe benefit, vacation, sick leave, sabbatical, parenting, medical, dental, hospitalization, life or other insurance or incentive plan, program, agreement or arrangement offered or sponsored by the Company covering the employees or former employees of the Company in their capacities as such.

      "Environmental Laws" means all applicable Laws and all agreements with Governmental Entities relating to public health and occupational safety as they relate to the environment, or the handling, storage, disposal and discharge of Hazardous Substances, or the protection of the environment, and all Authorizations issued pursuant to such Environmental Laws.

      "Environmental Permits" has the meaning assigned it in Section 5.16.

      "Escrow Agreement" means the Escrow Agreement substantially in the form attached hereto as Exhibit B to be entered into on or prior to the Closing Date by the Principal Members, the Company, Parent and the Escrow Agent party thereto, concerning the limited indemnification of Parent against


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certain losses resulting from certain breaches of this Agreement by the Company and the establishment of an escrow fund as security therefor.

      "Exchange Ratio" means the ratio of Abgenix Common Stock issuable on exchange of each Company Special Share that will be issued for each Company Common Share pursuant to the Recapitalization which will be determined on the SEC Effective Date. The "Exchange Ratio" shall be equal to the Purchase Price per Share, divided by the Parent Stock Price.

      "Execution Date" has the meaning assigned it in the introductory paragraph.

      "Fairness Opinion" means the opinion of SG Cowen Securities Corporation as to the fairness of the consideration of the Acquisition from a financial point of view to the Members.

      "Final Order" means the order of the Court approving the Arrangement.

      "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, regulatory body, court or tribunal, domestic or foreign, (b) any subdivision, arbitral body, commission, board, bureau, agency or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

      "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in or regulated by any Environmental Laws.

      "Information Circular" means the notice of special meeting and information circular, including all schedules thereto, prepared by management of the Company and approved by the Board and sent to Members in connection with the solicitation of proxies by management of the Company for use at the Meeting.

      "Intellectual Property Rights" means, with respect to an entity, patents and applications for patents, trademarks, trade names, trade secrets, service marks, and copyrights, and applications therefor, inventions, technology, engineering or other processes, object code, products and processes under development, databases, drawings, designs, formulae, prototypes, proprietary know-how or information, other confidential information, or other rights or materials with respect thereto owned or used by such entity, together with all antecedent derivative works, or in which such entity has any rights or Licenses to use in the business of such entity.

      "Interim Order" means the order of the Court providing for, among other things, the calling, holding and conduct of the Meeting and the application for the Final Order as contemplated under the Plan of Arrangement.

      "Knowledge of the Company" or "the Company's knowledge" or other words of similar import mean the actual knowledge of any of directors and officers of the Company, after due inquiry.

      "Laws" means all statutes, regulations, statutory rules, orders, decisions, written policies or guidelines, general principles of common law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, including NASDAQ, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business,


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undertakings, property or securities and emanate from a Governmental Entity or self-regulatory authority having jurisdiction over the Person or Persons or its or their business, undertakings, property or securities.

      "Licenses" means licenses, sublicenses, agreements, permissions, undertaking and understandings pursuant to which any third party is licensed or authorized to use any Intellectual Property Rights of a party hereto or pursuant to which a party hereto is authorized to use the Intellectual Property Rights of any third party (but not including material transfer agreements or confidentiality agreements that would not otherwise by themselves constitute a License, or any off-the-shelf shrink wrap licenses).

      "Material Adverse Effect" or "Material Adverse Change" means any material adverse effect on or change in the business, affairs, operations, assets (whether tangible or intangible, including licenses, permits, rights, privilege or other Intellectual Property Rights, whether contractual or otherwise), capitalization, or financial condition, of the specified entity or on the ability of such entity to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change on an entity: (a) any change in the market price or trading volume of such entity's stock other than such change that is a result of an event or a fact that would constitute a Material Adverse Effect or Material Adverse Change; (b) any failure by such entity to meet internal projections, budgets or forecasts; (c) any adverse change, event or effect, attributable or relating to the announcement or pendency of this Agreement, the Acquisition or the Arrangement; other than with respect to Intellectual Property Rights; (d) any adverse change, event or effect attributable or relating to conditions affecting the industry or industry sector in which such entity participates, or the U.S. or Canadian economy as a whole;
(e) any adverse change, event or effect attributable or relating to (i) customary and usual out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under such employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements as set forth in Sections 5.11 and 5.13 of the Company Disclosure Schedule; (f) any adverse change, event or effect attributable or relating to compliance with the terms of, or the taking of any action required by, this Agreement or the taking of any action consented to in writing by the other parties to this Agreement; (g) any adverse change, event or effect attributable or relating to actions required to be taken under applicable Laws applicable as of the Execution Date, or, to the extent permitted under this Acquisition Agreement, such contracts or agreements as set forth in Section 5.7 of the Company Disclosure Schedule.

      "Meeting" means the special meetings of the securityholders of the Company, including any adjournment or postponements thereof, to be convened to consider and, if thought advisable, to pass the Special Resolution.

      "Members" means the shareholders of the Company.

      "NASDAQ" means the Nasdaq National Market.

      "Ordinary Shares" means the ordinary shares of the Company to be issued pursuant to the Recapitalization and which has the rights, privileges, restrictions and conditions set forth in the Special Resolution.

      "Option Replacement Agreement" means an agreement substantially in the form attached hereto as Exhibit C to be entered into among Parent and the Company in connection with the Recapitalization.


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      "Parent" has the meaning assigned it in the introductory paragraph.

      "Parent Common Stock" means the common stock, par value $0.0001 per share, of Parent.

      "Parent Consents and Waivers" has the meaning assigned it in Section 2.2(c)(iv).

      "Parent Disclosure Schedule" has the meaning assigned it in Section 4.

      "Parent Material Adverse Effect" or "Parent Material Adverse Change" means a material adverse effect on or change or material delay in the ability of Parent to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including its obligations under Section 2.4(d), (e) and
(f) hereof, or any event that would cause the delisting of the Parent Common Stock from NASDAQ.

      "Parent Plan" shall mean the Abgenix 1999 Non-statutory Stock Option Plan, as amended.

      "Parent Special Voting Share" means the share of Parent Special Voting Preferred Stock having substantially the rights, privileges, restrictions and conditions described in the Voting, Exchange and Cash Put Trust Agreement.

      "Parent Stock Price" shall be equal to the average of the closing prices of one share of Parent Common Stock, as quoted on NASDAQ, for the five (5) trading days ending on the day immediately preceding the SEC Effective Date.

      "Patent Disclosure Agreement" means the agreement dated September 12, 2000 entered into by the Company and Parent, among others, relating to the review of the intellectual property of the Company.

      "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

      "Plan of Arrangement" means the plan of arrangement proposed under Section 252 of the BC Act in the form attached as Exhibit A to this Agreement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court.

      "Principal Members" means the Members of the Company who have entered into the Shareholder Voting Agreement and Irrevocable Proxy and who will enter into the Escrow Agreement.

      "Purchase Price per Share" means Seventy-five million United States dollars (US$75,000,000), plus the aggregate exercise price of all vested Company Options to be replaced on the Closing Date, and then divided by the number of Company Fully-Diluted Shares as of the Closing Date.

      "Recapitalization" means the capital reorganization to be effected pursuant to the Plan of Arrangement.

      "Registration Statement" has the meaning assigned to it in Section 2.4(d).

      "Replacement Options" means the options to purchase shares of Parent Common Stock issued in exchange for the Company Options.


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      "SEC" means the Unites States Securities and Exchange Commission.

      "SEC Effective Date" means the date on which the Registration Statement becomes effective.

      "Shareholder Voting Agreement and Irrevocable Proxy" means the Shareholder Voting Agreement and Irrevocable Proxy made and entered into as of the Execution Date, by certain principal shareholders concerning the voting of their shares of Company Capital Stock and Company Convertible Debentures to effect the Recapitalization, the Arrangement and the Acquisition.

      "Special Resolution" means the special resolution to effect the Recapitalization and the Arrangement passed by 75% of the following: (i) persons entitled to vote as holders of Company Common Shares and holders of Company Options, (ii) holders of Company Class A Shares, (iii) holders of Company Class B Shares, and (iv) holders of Company Convertible Debentures, in each case present and voting at the Meeting.

      "Support Agreement" means the support agreement substantially in the form attached hereto as Exhibit D to be entered into among the Company, Parent, and Abgenix Canada.

      "Tax" has the meaning assigned it in Section 5.17.

      "Trustee" means the trustee or any successor trustee as determined in accordance with the Voting, Exchange and Cash Put Trust Agreement.

      "Voting, Exchange and Cash Put Trust Agreement" means the voting, exchange and cash put trust agreement substantially in the form attached as Exhibit E to be entered into among Parent, Abgenix Canada, the Company and the Trustee.

      1.2 Accounting Matters.

      Unless otherwise stated, all accounting terms used in this Agreement regarding the Company shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature regarding the Company required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles. Unless otherwise stated herein, all accounting terms used in this Agreement regarding Parent shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature required to be made regarding Parent shall be made in a manner consistent with United States generally accepted accounting principles.

2. THE ACQUISITION

      2.1 The Acquisition.

      The parties agree to effect the transaction pursuant to the Arrangement, pursuant to which the Company shall recapitalize its share capital so that all holders of shares of Company Capital Stock and the holder of the Company Convertible Debenture shall become holders of Company Special Shares and the Company shall create a new class of Ordinary Shares to be acquired by Abgenix Canada at US$1.00 payable in cash.

            (a) Under the Arrangement, on the Closing Date (i) the vesting date of all outstanding Company Options under the Company Plan (except for Company Options granted to employees hired after the Execution Date) shall accelerate by


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                  twelve (12) full months and they otherwise shall continue to vest in accordance with their terms at the same rate as prior to the Closing Date, (ii) all other Company Options shall accelerate and/or vest in accordance with their terms, and
                  (iii) the period of exercisability for all Company Options shall be extended by the number of days between the Closing Date and the SEC Effective Date. The Company Plan shall be terminated on the Closing Date and references to the Company Plan in existing option agreements shall be deemed to refer to the Parent Plan.

            (b) Pursuant to the Option Replacement Agreement, on the Closing Date, Parent shall grant new options (the "Replacement Options") to acquire shares of Parent Common Stock to all Company Optionholders in replacement for each Company Option, whether or not vested and whether or not granted under the Company Plan. No Company Options shall be exercisable during the period between the Closing Date and the SEC Effective Date. On and after the SEC Effective Date, (i) each Replacement Option will be exercisable for that number of whole shares of Parent Common Stock equal to the number of Company Common Shares that were issuable upon exercise of such Company Option immediately prior to the Closing Date, multiplied by the Exchange Ratio, plus cash in lieu of any fractional shares of Parent Common Stock determined in accordance with Section 2.1(i), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Replacement Option will be equal to the quotient determined by dividing the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Replacement Options on the terms set forth in the Option Replacement Agreement.

            (c) Parent may elect, in its sole discretion, to make the Acquisition itself, or through Abgenix Canada. In the event that Abgenix Canada makes the Acquisition, the term "Parent" as used herein shall include, as appropriate, Abgenix Canada, provided, however, Parent shall be liable to the Company for any default in performance by Abgenix Canada to the extent Abgenix Canada cannot or does not meet its obligations.

            (d) The Arrangement shall be effected in accordance with all Applicable Corporate Laws and shall be subject only to the conditions set forth in this Agreement. Each of the parties to this Agreement shall use its reasonable best efforts to consummate the Acquisition, subject only to the terms and conditions of this Agreement. Each of the parties to this Agreement shall use its reasonable best efforts to obtain all of the Applicable Regulatory Approvals, waivers and consents required for consummation of the Acquisition and to satisfy the conditions precedent to the Acquisition to the extent they are within its power.

            (e) The matters described in this Agreement shall be initiated on an expeditious basis and each party shall, and shall use its reasonable best efforts to cause third parties to, meet the schedules and time frames set forth in this Agreement, including reaching agreement as to the form and substance of the legal opinions referenced in Sections 2.2(b)(xiv) and 2.2(c)(v) within fifteen (15) days after the Execution


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                  Date. Each of the parties to this Agreement shall use its
                  reasonable best efforts to cause the conditions specified in
                  Section 2.2 to be satisfied within the time periods required thereby, and all matters described in this Agreement shall be carried out in a cooperative manner and the parties will keep each other informed as to progress.

            (f) The Company shall consult with Parent and its counsel and allow each of them to fully participate in the preparation of all documentation to be sent to the Members, or to any other Person in obtaining any Applicable Regulatory Approvals and any other consents and waivers required for consummation of the Acquisition. All such documentation, including the Information Circular and the Special Resolution, shall be in form and substance reasonably satisfactory to Parent. Each party shall, in a timely and expeditious manner, subject to the Confidentiality Agreement and the Patent Disclosure Agreement, provide to the other parties to this Agreement all information as may be reasonably requested by the other or required by applicable law with respect to such party and its businesses and properties for inclusion in the Information Circular, or in any amendments or supplements to the Information Circular, which information shall comply in all material respects with all applicable legal requirements on the date of mailing of the Information Circular and shall not contain any material misrepresentation or material omission (as defined under Applicable Securities Laws) and the parties supplying such information shall indemnify and save harmless the other parties and the directors and other officers of the other parties from and against any and all claims, suits, actions, causes of actions, liabilities, damages, costs, charges and expenses of every nature and kind whatsoever for which the other parties, their respective directors or officers may become liable by virtue of such information containing a misrepresentation, provided that such information is included in the Information Circular in the form approved by the supplying party, and this indemnity shall survive the filing of the certified Final Order.

            (g) The Company shall ensure that the Information Circular to be sent to the Members in connection with the Meeting contains all information that is required to be included therein in accordance with all applicable Laws, including all applicable corporate Laws, including the BC Act ("Applicable Corporate Laws") and all state, provincial, United States, Canadian and other foreign applicable securities Laws ("Applicable Securities Laws") and, without limiting the generality of the foregoing, provides its securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the Acquisition and the Plan of Arrangement.

            (h) To the extent that a Member not resident in Canada does not provide a certificate issued pursuant to Section 116 of the Income Tax Act (Canada) with a certificate limit acceptable to Parent, Abgenix Canada and the Company, as applicable, shall be authorized to withhold any amounts that it may be required to remit to the Receiver General pursuant to Subsection 116[5] of the Income Tax Act (Canada).

            (i) As promptly as practicable, but in no event more than two (2) business days, after the SEC Effective Date, Parent shall notify each Member in writing of the occurrence of the SEC Effective Date and the Parent Stock Price. On and after

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                  the SEC Effective Date, each Company Special Share shall be exchangeable, in accordance with their terms, the Support Agreement, and the Voting, Exchange and Cash Put Trust Agreement for that fraction of a share of Parent Common Stock equal to the Exchange Ratio. No fraction of a share of Parent Common Stock will be issued upon exchange of Company Special Shares, but in lieu thereof each holder of Company Special Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon such exchange receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction, multiplied by (y) the Parent Stock Price.

      2.2 Conditions Precedent to Closing.

            (a) Mutual Conditions Precedent. The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, each of which may only be waived by the mutual written consent of Parent and the Company:

                  (i) the Final Order, in a form reasonably satisfactory to the parties to this Agreement, shall have been obtained and shall have been accepted for filing by the Registrar of Companies under the BC Act at or before 4:30 p.m. (Vancouver time), December 1, 2000, or such other date as may be mutually agreed upon by the parties to this Agreement in writing, and shall not have been set aside or modified in a manner reasonably unacceptable to such parties on appeal or otherwise;

                  (ii) all Applicable Regulatory Approvals shall have been obtained;

                  (iii) there shall not be in force any order or decree from a
                        Governmental Entity of competent jurisdiction restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would materially alter the terms and conditions of this Agreement or the Arrangement, or would otherwise be inconsistent with the Applicable Regulatory Approvals which have been obtained;

                  (iv) Parent shall have received the approval of NASDAQ for the listing of the shares of Parent Common Stock issuable pursuant to the terms of the Company Special Shares, the Support Agreement, and the Voting, Exchange and Cash Put Trust Agreement;

            (b) Additional Conditions Precedent to the Obligations of Parent and Abgenix Canada. The obligations of Parent and Abgenix Canada to complete the transactions contemplated by this Agreement shall, in addition, be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent. Such additional conditions are for the exclusive benefit of Parent and may be waived in writing by Parent, in whole or in part, in its sole discretion, at any time and from time to time:

                  (i) (x) The representations and warranties made by the Company in this Agreement shall have been true, correct and complete in all respects as of the Execution Date, and shall be true, correct and complete in all respects as of the Closing Date as if made at the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date) except in each case
                        (A) as qualified by the Company Disclosure Schedule or as otherwise contemplated by this Agreement and (B) for such failures which in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company without giving effect to any update to the Company Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties contained in Section 5.21, which individually shall have been true, complete and correct in all material respects as of the Execution Date and shall be true, complete and correct in all material respects on and as of the Closing Date; (y) all covenants of the Company under this Agreement, or any Ancillary Agreement to be performed by the Company on or before the Closing Date shall have been duly performed by the Company in all material respects; and (z) Parent shall have received a certificate of the Company addressed to Parent and dated the Closing Date, signed on behalf of the Company by its President and Chief Executive Officer together with one director of the Company, confirming the same as at the Closing Date;

                  (ii) each of the representations and warranties of the Members which are set forth in the Shareholder Voting Agreement and Irrevocable Proxy shall be true, correct and complete in all material respects at the Closing Date, each of their covenants and obligations set forth in the Shareholder Voting Agreement and Irrevocable Proxy to be performed on or before the Closing Date shall have been duly performed in all material respects, other than any such failure to be true, correct and complete, or any such breach which does not have the effect, or could not reasonably be expected to have the effect, of enjoining, prohibiting, or imposing material limitations, damages or conditions on the purchase by, or the sale to, Parent of the Company or the right of Parent to own or exercise full rights of ownership as the sole voting Member, and the Shareholder Voting Agreement and Irrevocable Proxy shall not have been terminated;

                  (iii) the Board shall not have withdrawn, modified or changed any of the recommendations or determinations set forth in Section 2.3, and Parent shall have received documentation to its reasonable satisfaction that any notices, consents or approvals under any shareholder agreement, investment agreement, share purchase agreement, co-sale agreement, registration rights agreement, bonus warrant agreement, penalty warrant agreement, or any other similar agreement required to be obtained in connection with this Agreement, the Arrangement or the Acquisition shall have been obtained or each such agreement, if so requested by Parent in writing, shall have been terminated in its entirety;

                  (iv) no claim, act, action, suit or proceeding, dispute or formal investigation shall have been threatened or taken before or by any Governmental Entity, and no claim, act, action, suit or proceeding, dispute or investigation shall have been taken by any elected or appointed public official or by any private Person, in Canada or elsewhere, and no law, regulation or policy shall have been enacted, promulgated or applied, whether or not having the force of law;

                        (A) which, in the reasonable opinion of Parent, has the effect or could reasonably be expected to have the effect of enjoining, prohibiting or imposing material limitations, damages or conditions on the purchase by, or the sale to, Parent, of the Company or the right of Parent to own or exercise full rights of ownership as the sole voting Member; or

                        (B) which, in the reasonable opinion of Parent, has had or could be expected to have a Material Adverse Effect on the Company;

                  (v) in the opinion of Parent acting reasonably and in good faith, there shall not have occurred and would not reasonably be expected to occur any Material Adverse Change in the Company;

                  (vi) all consents or waivers by third parties relating to the Acquisition listed on Schedule 2.2(b)(vi) ("Company Consents and Waivers") shall have been obtained;

                  (vii) there shall not have occurred a Minimum Dissent Event. A
                        "Minimum Dissent Event" shall mean holder(s) of 10% or more of the outstanding Company Common Shares (calculated on an "as-converted" basis and assuming the full exercise of all outstanding Company Options) have voted against the Special Resolution;

                  (viii) such directors of the Company as Parent may specify shall have tendered their resignations to the Company, effective as of the Closing Time, and the Company shall have filled such vacancies with designees of Parent, effective as of the Closing Time;

                  (ix) 80% of the employees listed in Schedule 2.2(b)(ix) attached hereto, shall remain employed by the Company and there shall not have been any resignation notice from more than 20% of the employees listed in Schedule 2.2(b)(ix) received by the Company;

                  (x) the Escrow Agreement shall have been duly executed and delivered and shall be in full force and effect and unmodified;

                  (xi) the Company shall not have made any Tax election, changed any accounting method with respect to Taxes, filed any amended Return (other than those Returns filed in response to comments from the Canadian tax authorities in relation to claims for federal research and experimental development tax credit, provided that such Returns do not involve any Tax payment by the Company), or settled or compromised any proceeding with respect to a Tax liability; and

                  (xiv) Parent shall have received a legal opinion in form and substance reasonably satisfactory to Parent from counsel for the Company covering the following matters: due incorporation, due execution, due authorization, no violation, capitalization before and after the Closing Date, due issuance and validity, the obtainment of the Interim Order and the Final Order, and the acceptance for filing thereof by the Registrar of Companies for British Columbia, and the enforceability of this Agreement and the Ancillary Agreements.

                  Parent may not rely on the failure to satisfy any of the
            conditions precedent in Sections 2.2(a) or 2.2(b) as a basis for non-compliance by Parent with its obligations under this Agreement if the conditions precedent in Section 2.2 (a) or 2.2(b) would have been satisfied but for a material default by Parent in complying with its obligations under this Agreement.

            (c) Additional Conditions Precedent to the Obligations of the Company. The obligations of the Company to complete the transactions contemplated by this Agreement shall in addition be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent. Such additional conditions are for the exclusive benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion, at any time and from time to time:

                  (i) (x) The representations and warranties made by Parent and Abgenix Canada in this Agreement shall have been true, correct and complete in all respects as of the Execution Date, and shall be true, correct and complete in all respects as of the Closing Date as if made at the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date) except in each case (A) as otherwise disclosed in the Parent Disclosure Schedule or as contemplated by this Agreement and (B) for such failures which in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect (y) all covenants of Parent and Abgenix Canada under this Agreement or any Ancillary Agreement to be performed on or before the Closing Date shall have been duly performed by Parent and Abgenix Canada, as applicable, in all material respects, and (z) the Company shall have received a certificate of Parent and Abgenix Canada addressed to the Company and dated the Closing Date, signed on behalf of Parent and Abgenix Canada by two authorized senior executive officers of Parent and Abgenix Canada, confirming the same as at the Closing Date;

                  (ii) no claim, act, action, suit or proceeding, dispute or formal investigation shall have been threatened or taken before or by any Governmental Entity, and no claim, act, action, suit or proceeding, dispute or investigation shall have been taken by any elected or appointed public official or by any private Person, in Canada or elsewhere, and no law, regulation or policy shall have been enacted, promulgated or applied, whether or not having the force of law;

                        (A) which, in the reasonable opinion of the Company, has the effect or could reasonably be expected to have the effect of enjoining, prohibiting or imposing material limitations, damages or conditions on the ability of the Members to own or exercise full rights of ownership as the holders of the Company Special Shares or to receive Parent Common Stock upon the exchange thereof pursuant to their terms, the Voting, Exchange and Cash Put Trust Agreement and the Support Agreement;

                        (B) which, in the reasonable opinion of the Company, has had or could reasonably be expected to have a Parent Material Adverse Effect;

                  (iii) in the opinion of the Company acting reasonably and in good faith, there shall not have occurred and would not be reasonably expected to occur a Parent Material Adverse Change;

                  (iv) all consents or waivers by third parties required for the consummation of the Acquisition listed on Schedule 2.2(c)(iv) ("Parent Consents and Waivers") shall have been obtained; and

                  (v) the Company shall have received a legal opinion in form and substance reasonably satisfactory to the Company from counsel for Parent covering the following matters: due incorporation, due execution, due authorization, no violation, due issuance and validity, and the enforceability of this Agreement and the Ancillary Agreements.

                  The Company may not rely on the failure to satisfy any of the conditions precedents in Sections 2.2(a) or 2.2(c) as a basis for non-compliance by the Company with its obligations under this Agreement if the condition precedent in Sections 2.2(a) or 2.2 (c) would have been satisfied but for a material default by the Company in complying with its obligations under this Agreement.

      2.3 Company Action.

            (a) The Company represents and warrants to Parent that the Board has received the Fairness Opinion to the effect that the consideration to be offered to its Members pursuant to the Acquisition is fair from a financial point of view to the Members and that the Board, upon review of the Fairness Opinion and consultation with its advisors, has determined unanimously that:

                  (i) the Acquisition and the Arrangement is fair to the Members and is in the best interests of the Company and the Members;

                  (ii) the Board will recommend that Members vote in favor of the Arrangement; and

                  (iii) this Agreement is in the best interests of the Company and the Members.

            (b) The Company represents that all members of its Board have advised it that they, in their capacity as Members of the Company, intend to vote all of their Company Capital Stock and Company Options in favor of the Special Resolution necessary to effect the Arrangement and the Company shall so represent in the Information Circular.

            (c)   The Company covenants in favor of Parent that it shall:

                  (i) as soon as reasonably practical, but in no event later than five (5) business days after the Execution Date, apply in a manner acceptable to Parent, acting reasonably, under Section 252 of the BC Act for the Interim Order;

                  (ii) obtain from the holders of the Company Class A Shares, the Company Class B Shares and, if the Company Convertible Debenture shall not have been converted in accordance with its terms prior to the date of the Meeting to consider the Plan of Arrangement, from the Company Convertible Debenture by way of Special Resolution or otherwise as required by law consent to the Arrangement;

                  (iii) as soon as practicable, but in no event later than
                        thirty (30) calendar days after the issuance of the Interim Order, take all necessary actions to convene and hold the Meeting for the purpose of considering the Special Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

                  (iv) subject to obtaining any prior approvals as required by the Interim Order, within fifteen (15) calendar days after the Meeting, use its reasonable best efforts to proceed with and diligently pursue the application to the Court for the Final Order;

                  (v) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Registrar of Companies for British Columbia a certified Final Order and such other documents as may be required in connection therewith under the BC Act to give effect to the Arrangement;

                  (vi) execute and deliver the Option Replacement Agreement on or prior to the Closing Date; and

                  (vii) use its reasonable best efforts to cause each holder of the Company Options as of the Closing Date to execute and deliver an agreement substantially the same in substance as the Option Replacement Agreement.

      2.4 Parent Action

      Parent covenants in favor of the Company that, it shall:

            (a) execute and deliver the Option Replacement Agreement on or prior to the Closing Date;

            (b) execute and deliver and cause Abgenix Canada to execute and deliver the Support Agreement on or prior to the Closing Date;

            (c) to issue to the Trustee the Parent Special Voting Share on or prior to the Closing Date;

            (d) within ten (10) days after the Closing Date, file a Registration Statement on Form S-1 (or Form S-3, as the case may be, (the "Registration Statement") with the SEC in order to register under the 1933 Act the shares of Parent Common Stock to be issued from time to time after the SEC Effective Date upon exchange of the Company Special Shares and shall use its reasonable best efforts to cause the Registration Statement; to become effective as soon as reasonably practicable thereafter and to maintain the effectiveness of such Registration Statement, to the extent permitted by law, for a period of four (4) years, or until no Company Special Shares shall be outstanding, whichever is earlier; provided, however, that notwithstanding anything in this Agreement or the Arrangement or any related agreement to the contrary, (a) Parent shall have the right at any time to substitute any other registration statement of Parent for the Registration Statement; in the event of such substitution, the term "Registration Statement" as used in this Agreement shall include such substitute registration statement, as appropriate); and (b) if Parent shall furnish to the holders of Company Special Shares at any time after fifteen (15) days after the SEC Effective Date, a certificate signed by the President or Chief Executive Officer of Parent stating that the Board of Directors of Parent has made the good faith determination that it is in the best interests of the Company to suspend the use of the Registration Statement (and the prospectus relating thereto), then the right of holders of the Company Special Shares to exchange their Company Special Shares for shares of Parent Common Stock shall be suspended, if any of the following events shall occur: (i) pending negotiations relating to, or the consummation of, a transaction or the occurrence of an event that requires additional disclosure of material information by the Parent in the Registration Statement (or the prospectus relating thereto) and which has not been so disclosed; (ii) a material corporate transaction is pending or has occurred, the disclosure of which should be set forth in the Registration Statement and the Board of Directors of Parent shall have determined in good faith that such disclosure would not be in the best interests of Parent and its stockholders; or (iii) the Board of Directors of Parent shall have determined in good faith that it is in the best interests of Parent to suspend the use of the Registration Statement; provided, however, that no suspension of the use of the Registration Statement pursuant to this Section 2.4(d) shall take place unless a similar suspension shall apply to all other registration statements covering Parent Common Stock. Upon the occurrence of any such suspension, Parent shall use its reasonable best efforts to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company's best interests, as applicable, so as to permit resumption of exchange of shares of Parent Common Stock for Company Special Shares pursuant to the Registration Statement as soon as possible. During any such period of suspension, Parent shall be under no obligation to process any exchange requests received but not completed prior to the suspension, and any time limits or deadlines for the completion of such exchange shall be tolled for the duration of the suspension;

            (e) as promptly as reasonably practicable after the Closing Date, if the Parent Common Stock to be issued from time to time after the Effective Date upon the exercise of the Replacement Options are not covered by an effective registration statement, file a registration statement on Form S-8 (or such other applicable form) in order to register under the 1933 Act such Parent Common Stock; and

            (f) execute, deliver, and cause Abgenix Canada to execute and deliver, the Voting, Exchange and Cash Put Trust Agreement, pursuant to which, among other things, the Trustee, if the SEC Effective Date has not occurred on or prior to the number of days after the Closing Date set forth below, from and after the following dates, shall have the right (on behalf of each holder of the Company Special Shares) to put up to the following percentages (inclusive of any prior puts by such holder) of such holder's initial number of Company Special Shares (including any Company Special Shares subject to the Escrow Agreement) to Parent for an amount of cash equal to the Purchase Price per Share, pursuant to the terms and conditions set forth in the Voting, Exchange and Cash Put Trust
                  Agreement:

                    Number of Calendar Days             Maximum
                    after the Closing Date                Put
                              100                          50%
                              145                          75%
                              190                         100%

      2.5 Solicitation of Proxies.

      The Company shall solicit proxies in connection with the Arrangement.

      2.6 Joint Public Announcement and Joint Press Release.

      All press releases or other public written communications of any sort by any of the parties to this Agreement relating to this Agreement or the Arrangement and the method of release for publication thereof shall be provided for review and comment by the other parties to this Agreement. Each party shall expeditiously comment on such written communication provided that the party issuing such written communication shall not be delayed if to do so would be contrary to any legal or regulatory requirements. Notwithstanding the above, the parties shall jointly issue a press release upon the execution of this Agreement.

      2.7 Outstanding Stock Options.

      The Company agrees and represents that the Board has resolved, and has authorized and directed the Company to, subject to any required approval of any Governmental Entity, cause the (i) vesting of all outstanding option entitlements under the Company Plan (except those granted to an employee hired after the Execution Date) to accelerate by twelve (12) months prior to or concurrent with the Closing Date, (ii) the period of exercisability of all outstanding Company Options under the Company Plan to be extended by the number of days between the Closing Date and the SEC Effective Date, and (iii) the termination of the Company Plan on the Closing Date.

3. COVENANTS OF THE COMPANY

      3.1 Ordinary Course of Business.

      The Company covenants and agrees that, during the period from the Execution Date and continuing until the earlier to occur of the termination of this Agreement or the Closing Time, unless Parent shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Company shall conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice; to pay its debts and Taxes when due, in the ordinary course in substantially the same manner as previously paid, except for any debts or Taxes which are being contested in good faith by the Company, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain and keep its assets (including its Intellectual Property Rights), properties and equipment in good repair, working order and condition, in a manner consistent with past practices and in compliance with applicable agreements or contractual obligations, and to use its reasonable best efforts, consistent with past practices and policies, to preserve intact its present business organization and goodwill, and preserve its relationships with officers, employees and others having material business dealings with it.

            (a) Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the Execution Date and continuing until the earlier to occur of the termination of this Agreement or the Closing Time, without the prior written consent of Parent or as otherwise expressly contemplated by this Agreement or by the Budget 2001, the Company shall not, directly or indirectly:

                  (i) issue, sell, pledge, lease, convey, transfer, assign, license, hypothecate, dispose of, encumber or agree to issue, sell, pledge, lease, convey, transfer, assign, license, hypothecate, dispose of or encumber:

                        (A) any additional securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, the Company (other than pursuant to the exercise of Company Options and convertible securities currently outstanding in accordance with their existing terms); provided, however, that the Company may
                              (x) grant Company Options to such number of newly hired employees and consultants contemplated in the Budget 2001 or to employees and consultants hired not more than six (6) months prior to the Execution Date, in an aggregate amount not to exceed options to purchase 200,000 Company Common Shares and (y) effect transfers of shares of Company Capital Stock by Members as permitted under and pursuant to the terms of this Agreement and the Ancillary Agreements;

                        (B) any Intellectual Property Rights, other than specific-target licenses to antibody-based products granted under current or future codevelopment agreements or licenses granted under current or future material transfer agreements, in each case in such ordinary course of business and as mutually agreed to by Company and Parent, and provided that such agreements and licenses (a) shall not result in (i) more than three targets per licensee, (ii) any transfer of or grant of right to practice any technology, know-how, trade secret or proprietary process or procedures of the Company and (b) shall be on commercially reasonable terms and do not prejudice Parent's rights under this Agreement; or

                        (C) except in the ordinary course of business, any other material tangible or intangible asset or property of the Company;

                  (ii) amend or authorize to amend its memorandum, articles, by-laws or other Company organizational documents;

                  (iii) alter, destroy, remove or otherwise fail to retain any books and records of the Company;

                  (iv) split, combine or reclassify any outstanding Company Common Shares, Company Class A Shares or Company Class B Shares or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Company Common Shares, Company Class A Shares or Company Class B Shares;

                  (v) redeem, purchase or offer to purchase any Company Common Shares, Company Class A Shares or Company Class B Shares or other securities of the Company;

                  (vi) reorganize, amalgamate, merge or otherwise continue the Company with any other Person, corporation, partnership or other business organization whatsoever;

                  (vii) commence to undertake an expansion of its business
                        facilities except as described in Section 3.1 of the Company Disclosure Schedule;

                  (viii) acquire or agree to acquire (by merger, amalgamation, business combination, arrangement, acquisition of stock or assets or otherwise) any Person, or acquire or agree to acquire any material assets;

                  (ix) guarantee the payment of any indebtedness or incur any indebtedness for money borrowed or issue or sell any non-convertible debt securities other than in accounts receivable incurred in the ordinary course of business or indebtedness incurred in connection with the financing of working capital as contemplated in Budget 2001;

                  (x) except in the usual, ordinary and regular course of business and consistent with past practice: (A) prepay, satisfy, discharge or settle any claims or liabilities (absolute, accrued, asserted, unasserted, contingent or otherwise) prior to the same being due, except such as have been reserved against in the financial statements of the Company, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

                  (xi) make any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), except that the Company may (x) make routine travel advances to employees in the ordinary course of business, (y) make loans to newly hired employees in connection with their relocation to the Vancouver, B.C. area which does not in any single case exceed CDN $10,000 and in the aggregate exceed CDN $40,000, and (z) invest its cash balances in short-term investment grade debt securities in accordance with past practices;

                  (xii) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material action relating to Taxes, amend any material Tax return except in each case in the ordinary course of business consistent with past practice or as required by law, or except as may be required by applicable law, make any change to any of its accounting methods with respect to Taxes (including its reporting of income or deductions, basis or its write-offs of accounts receivable);

                  (xiii) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

                  (xiv) change its methods of accounting as in effect on May 31,
                        2000 or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (xv) modify, amend or terminate any of material contracts or waive, release or assign any material rights or claims;

                  (xvi) take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true, correct and complete in all material respects, such that the condition to closing set forth in Section 2.2(b)(i)(x) would not be satisfied;

                  (xvii) close, shut down, or otherwise eliminate any facility or office;

                  (xviii) make or commit to make any capital expenditures that exceeds US$25,000 per month, or make any cash disbursement exceeding US$50,000 for any single item or related series of items;

                  (xix) initiate, compromise or settle any material litigation or arbitration proceeding;

                  (xx) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing;

                  (xxi) accelerate the vesting of any unvested stock options;

                  (xxii) enter into or modify (or promise to enter into or
                        modify) any employment or compensation or severance policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of the Company or modify any Employee Benefit Plan other than pursuant to agreements, policies or arrangements in effect (without amendment) on the Execution Date or and previously disclosed in writing to Parent or as otherwise described in Section
                        3.1 of the Company Disclosure Schedule;

                  (xxiii) with respect to employees who are not officers or
                        directors, take or promise to take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the entering into or modifying of any employment or severance policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the Execution Date and previously disclosed to Parent; or

                  (xxiv) settle or compromise any claim in excess of Twenty Five
                        Thousand Canadian dollars (CDN$25,000) brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreements without the prior written consent of Parent.

            (b)   the Company shall:

                  (i) carry out the terms of the Interim Order and the Final Order applicable to it and to comply promptly with all requirements under Applicable Corporate Laws with respect to the transactions contemplated by this Agreement and by the Arrangement;

                  (ii) promptly notify Parent orally and in writing of (A) any material adverse change in the Intellectual Property Rights, any Material Adverse Change of the Company and of the Company obtaining knowledge of any material governmental or third party claims, complaints, investigations or hearings (or communications indicating that the same may be threatened), (B) of any event occurring subsequent to the Execution Date that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, incorrect or incomplete in any material respect, and (C) of any breach by the Company of any covenant or agreement contained in this Agreement, such that the conditions to closing set forth herein would not be satisfied;

                  (iii) confer on a regular basis with Parent with respect to operational matters;

                  (iv) give notice to Parent with respect to any debt or Taxes which are being contested in good faith by the Company;

                  (v) maintain a cash balance of at least Five Million Canadian dollars (CDN$5,000,000); and

                  (vi) perform all obligations required to be performed by the Company under this Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company shall:

                        (A) use its reasonable best efforts to obtain the approvals of holders of the Company Capital Stock, Company Options and Company Convertible Debenture to the Arrangement;

                        (B) apply for and use its reasonable best efforts to obtain all Applicable Regulatory Approvals relating to the Company and, in doing so, to keep Parent reasonably informed as to the status of the proceedings related to obtaining the Applicable Regulatory Approvals;

                        (C) apply for and use its reasonable best efforts to obtain the Interim Order and the Final Order prior to December 1, 2000;

                        (D) use its reasonable best efforts to cause the Company to cease to be a reporting company under the BC Act on or prior to December 1, 2000;

                        (E) defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby, including the Arrangement;

                        (F) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

                        (G) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company; and

                        (H) use its reasonable best efforts to obtain the Company Consents and Waivers and promptly inform Parent if any such waiver, consent or approval cannot be obtained.

      3.2 Non-Solicitation.

            (a) The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it, directly or indirectly, (i) to solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action intended to facilitate, the making of any proposal that constitutes, or may reasonably be expected to lead to, an offer by any third party (other than Parent) to acquire all or substantially all of the assets of the Company or any equity or other interest in the Company (a) representing more than ten percent (10%) of the voting capital stock of the Company or (b) by any Person that generates, manufactures, markets or distributes monoclonal antibodies for human therapeutic use (an "Acquisition Proposal") or (ii) to participate in any discussions or negotiations regarding an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding provisions by any director or officer of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company, acting on behalf of the Company, shall be deemed to be a material breach by the Company of this Agreement.

            (b) The Board shall not cause or allow the Company to enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Acquisition Proposal.

            (c) Without limiting the obligation of the Company in Sections 3.2(a) and 3.2(b), the Company shall promptly (but in any event within two (2) days) advise Parent orally and in writing of any Acquisition Proposal received or any inquiry regarding the making of an Acquisition Proposal received by an officer or director of the Company, including any request for non-public information, the material terms and conditions (if applicable) of such request, other Acquisition Proposal or inquiry and, if known to the Company, a summary description of the business of the Person making such request, other Acquisition Proposal or inquiry and a statement as to whether such Person is publicly traded.

      3.3 Access to Information.

      Subject to the Confidentiality Agreement and the Patent Disclosure Agreement between the Company and Parent, the Company shall afford Parent's officers, employees, counsel, accountants and other authorized representatives and advisors (the "Representatives") full access, at all reasonable times, on reasonable notice and on a reasonable basis without unreasonable disruption of the Company's business or operations, from the Execution Date and until the expiration of this Agreement, to its business, properties, books, contracts and records, without limitation, as well as to its management personnel, and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel, without limitation, as Parent may reasonably request.

      3.4 Structure of Transaction.

      Each party hereto shall use reasonable best efforts to cooperate with the other party hereto in structuring the Plan of Arrangement in a tax efficient manner, including, by completing to the satisfaction of Parent, an internal corporate reorganization provided that, no such cooperation shall be required where such structuring shall cause any breach of or default under this Agreement or any other material adverse tax consequences. The parties intend the Company Special Shares issued pursuant to the Plan of Arrangement to be issued in a transaction exempt from registration under the 1933 Act by reason of Section 3(a)(10) thereof and, when issued, such shares of Company Special Shares will not be subject to resale restriction imposed by the 1933 Act.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ABGENIX CANADA

      Parent and Abgenix Canada hereby represent and warrant to the Company as follows, except to the extent as set forth with particularity as to each Section in the Parent Disclosure Schedule attached to this Agreement as Schedule 4 and except as previously disclosed pursuant to reports filed by Parent pursuant to the 1933 Act or the 1934 Act or the rules or regulations promulgated thereunder. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify other paragraphs in this Agreement only to the extent that such disclosure specifically references the fact that it also qualifies or applies to such other specified paragraphs or if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of the Parent Disclosure Schedule. Any certificate signed by an officer of either Parent or Abgenix Canada and delivered to Company at or prior to the Closing pursuant to Section 2.2(c)(i)(X) shall be deemed to be a representation and warranty by such party to Company under this Agreement as to each and every matter stated.

      4.1 Organization and Qualification.

      Parent is a corporation duly incorporated, validly existing and in good standing under the corporate laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Abgenix Canada is an unlimited liability company duly organized, validly existing and in good standing under the corporate laws of Nova Scotia and has the requisite corporate power and authority to carry on its business as it is now being conducted.

      4.2 Authority.

      Each of Parent and Abgenix Canada have the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out its respective obligations hereunder and thereunder. This Agreement and the Ancillary Agreements to which it is a party have been duly authorized by each of Parent and Abgenix Canada, and no other corporate proceedings on the part of either Parent or Abgenix Canada are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Abgenix Canada and constitutes a legal, valid and binding obligation of each of Parent and Abgenix Canada enforceable against each of Parent and Abgenix Canada in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

      4.3 Regulatory Approvals.

      Other than in connection with or in compliance with the provisions of Applicable Corporate Laws, Applicable Securities Laws, Applicable Regulatory Approvals, (i) there is no legal impediment to Parent's or Abgenix Canada's consummation of the transactions contemplated by this Agreement, and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of Parent or Abgenix Canada in connection with the making or the consummation of the Acquisition, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the financial condition of Parent and its subsidiaries taken as a whole or on the ability of Parent or Abgenix Canada to consummate the transactions contemplated hereby.

      4.4 Capitalization.

      As of the Execution Date, the authorized share capital of Parent consists of 220,000,000 Shares of Parent Common Stock, of which, as of September 20, 2000, 81,520,244 Shares of Parent Common Stock are issued and outstanding. The Parent Common Stock to be issued in exchange for the Company Special Shares as contemplated by the Arrangement will, when issued in accordance with the provisions of the Company Special Shares set forth in the Plan of Arrangement, be validly issued, fully paid, and nonassessable, and, issued in compliance with all applicable federal and state securities laws. As of the Execution Date, the authorized share capital of Abgenix Canada consists of One Hundred Million (100,000,000) shares, one of which as of the Execution Date and as of the Closing Date, is and shall be issued to Parent. There are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Abgenix Canada of any securities of Abgenix Canada or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Abgenix Canada (including the Special Parent Voting Share). All outstanding shares of Abgenix Canada have been in accordance with their terms will be, duly authorized and validly issued, are fully paid and non-assessable.

      4.5 SEC Filings; Parent Financial Statements.

      Except as disclosed on Section 4.5 of the Parent Disclosure Schedule, all forms, reports and documents filed by Parent with the SEC were prepared in all material aspects in accordance with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder. Each of the consolidated financial statements of Parent filed with the SEC, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the 1934 Act) and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

      4.6 No Violations.

      Neither the execution nor the delivery of this Agreement or the Ancillary Agreements by either Parent or Abgenix Canada, nor the consummation of the transactions contemplated hereby and by the Acquisition, nor compliance by each of Parent and Abgenix Canada with any of the provisions hereof will in any material aspect: violate, or result in a breach of any provision of, require any consent, approval under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of (x) the governing documents of either Parent or Abgenix Canada or (y) any judgment, order, writ, decree, statute, rule, regulation, to which either Parent or Abgenix Canada is subject, or by which either Parent or Abgenix Canada is bound, in each case under (x) or (y) having a Parent Material Adverse Effect.

      4.7 Absence of Parent Material Adverse Changes.

      Since June 30, 2000, and except as specified herein or in the Parent Disclosure Schedule, there has not occurred any Parent Material Adverse Change.

      4.8 Litigation, etc.

      Except as disclosed in Section 4.8 of the Parent Disclosure Schedule, there are, at the Execution Date, no actions, proceedings, complaints, suits, grievances, claims, arbitrations or investigations pending, or to the knowledge of either Parent or Abgenix Canada threatened, affecting Parent or Abgenix Canada at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which action, suit, complaint, grievances, proceeding, claim, arbitration or investigation involves a possibility of any judgment against or liability of either Parent or Abgenix Canada which, if successful, would have a Parent Material Adverse Effect.

      4.9 Ownership of Abgenix Canada; No Prior Activities.

      As of the Effective Date, all of the outstanding shares of Abgenix Canada are owned by Parent. As of the Effective Date, except for obligations and liabilities incurred in connection with its incorporation or organization and transactions contemplated by this Agreement or the Ancillary Agreements and any other agreements or arrangements contemplated by this Agreement, Abgenix Canada has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Abgenix Canada as follows, except to the extent as set forth with particularity as to each Section in the Company Disclosure Schedule attached to this Agreement as Schedule 5. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify other paragraphs in this Agreement only to the extent that such disclosure specifically references the fact that it also qualifies or applies to such other specified paragraphs or if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of the Company Disclosure Schedule. Any certificate signed by an officer of the Company and delivered to Parent or Abgenix Canada at or prior to the Closing pursuant to Section 2.2(b)(i)(z) shall be deemed to be a representation and warranty by the Company to Parent and Abgenix Canada under this Agreement as to each and every matter stated.

      5.1 Organization and Qualification.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly registered to do business and is in good standing in each jurisdiction listed in Section 5.1 of the Company Disclosure Schedule, such jurisdictions being all of the jurisdictions in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby. Copies of the Company's constituent documents (including memorandum, articles, and other organizational agreements), together with all amendments to date (collectively, the "Company organizational documents") heretofore delivered to Parent are true, correct and complete as of the Execution Date and have not been amended or superseded. The minute books of the Company provided to Parent contain a complete summary of all meetings of the Board and Members since the time of incorporation of the Company up to the Execution Date and reflect all transactions referred to in such minutes accurately in all material respects.

      5.2 Authority Relative to This Agreement.

      Subject to the approval of the Special Resolution by the Members, the Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby other than by Special Resolution and by each class of the Company Capital Stock in the manner required by the Company organizational documents and the BC Act. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general principle of equity.

      5.3 No Violations.

            (a) Provided that the Special Resolution and the Acquisition are approved by the Members, except as disclosed in Section 5.3 of the Company Disclosure Schedule, neither the execution nor the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby and by the Acquisition, nor compliance by the Company with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination, acceleration, suspension, revocation, impairment, forfeiture or nonrenewal of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (x) the Company organizational documents or (y) other than the agreements listed in the Company Disclosure Schedule, any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, judgment, order, writ, decree, statute, rule, regulation, lien, license, permit, franchise, authorization, approval, lease, contract or other instrument or obligation to which the Company is a party, or to which it or any of its properties or assets may be subject, or by which the Company is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, law, rule or regulation applicable to the Company or any of its properties or assets (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the Company); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which suspension or revocation would have a Material Adverse Effect on the Company, or (iv) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or increase any benefits otherwise payable under any Company benefit plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options, except as specifically provided in this Agreement. No prior notice, consent or waiver from any Person, other than the Company Consents and Waivers attached hereto as Schedule 2.2(b)(vi), is required to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

            (b) Other than in connection with or in compliance with the provisions of the laws listed in Section 5.3(b) of the Company Disclosure Schedule, (i) there is no legal impediment to the Company's consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of any Governmental Entity is required of the Company in connection with the making or the consummation of the Acquisition, except for (A) such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the Company; (B) the Applicable Regulatory Approvals. Notwithstanding the generality of the foregoing, subject to the truth, correctness and completeness of the representations and warranties of Parent regarding its capitalization in Section 4.4 and SEC filings and financial statements in Section 4.5, the transactions contemplated by this Agreement and the Arrangement, either separately or combined, are not subject to pre-merger notification under Part IX of the Competition Act (Canada) or the Hart-Scott-Rodino Antitrust Improvement Act.

      5.4 Compliance with Law.

      The Company is and has always been in compliance with all laws and regulations applicable to the operation of its business as currently conducted and proposed to be conducted, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect on the Company.

      5.5 Restrictions on Business Activities.

      Except as set forth in Section 5.5 of the Company Disclosure Schedule, there is no agreement, judgement, injunction, order or decree binding upon the Company, or any notice or claim that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      5.6 Capitalization.

      Section 5.6 of the Company Disclosure Schedule sets forth the capitalization of the Company as of September 25, 2000. As of the Execution Date, the authorized share capital of the Company consists of 100,000,000 Company Common Shares, 100,000,000 Company Class A Shares and 100,000,000 Company Class B Shares, of which as of the Execution Date and, except for such issuances as permitted under Section 3.1(a)(i)(A) of this Agreement, as of the Closing Date, 7,836,537 Company Common Shares, 1,918,000 Company Class A Shares and 3,616,353 Company Class B Shares are issued and outstanding. In addition, the Company has issued a debenture in the aggregate principal amount of US$500,000 which is convertible into 343,595 Company Class A Shares. As of the Execution Date, 1,612,000 Company Common Shares are issuable upon exercise of outstanding Company Options at per-share exercise prices ranging from CDN$1.05 to CDN$2.55 for Company Options issued under the Company Plan and 375,000 Company Common Shares are issuable upon exercise of outstanding Company Options issued outside of the Company Plan at a per-share exercise price of CDN$0.0001. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by the Company of any securities of the Company (including the Company Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Company (including the Company Common Shares). All outstanding shares of the Company have been, and all shares issuable upon the exercise of outstanding stock options, in accordance with their terms will be, duly authorized and validly issued, are fully paid and non-assessable and have been approved by all requisite action by the Board and/or Members and in compliance with all Applicable Securities Laws.

      The Ordinary Shares and the Company Special Shares, upon their issuance pursuant to the Plan of Arrangement on or before the Closing Date, will have been duly authorized, validly issued, fully paid and non-assessable and will have been approved by all requisite action by the Board and/or Members and in compliance with all Applicable Corporate Laws and Applicable Securities Laws. On the Closing Date, there shall be no Company Common Shares or Company Class A Shares or Company Class B Shares outstanding, and the Ordinary Shares and the Company Special Shares shall be the only two outstanding classes of stock in the Company. The Ordinary Shares issued to Abgenix Canada shall be the only shares of voting securities in the capital stock of the Company, and there shall not exist any securities convertible into voting securities of the Company.

      5.7 Material Agreements.

            (a) Section 5.7 of the Company Disclosure Schedule sets forth each written or oral agreements described in (i) through (xi) below to which it is a party and which has not been terminated in its entirety (each a "Material Contract"). True, correct and complete copies of such Material Contracts have been delivered to Parent or its representatives:

                  (i) each agreement which involves performance of services or delivery of goods and/or materials by or to it of an amount or value in excess of US$60,000 in any given year;

                  (ii) each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

                  (iii) each agreement not in the ordinary course of business;

                  (iv) each licensing, royalty agreement or other contract with respect to Intellectual Property Rights, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property Rights (excluding any commercially available software, corporate system software and off-the-shelf shrink wrap license);

                  (v) each agreement to which the Company is bound which in any manner purports to (A) restrict the Company's freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person rights to any material invention, improvement or discovery;

                  (vi) each joint venture, partnership agreement, limited liability company or other agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                  (vii) each agreement containing covenants which in any way purport to restrict the Company's business activity or purport to limit the freedom of the Company to engage in any line of business, utilize its Intellectual Property Rights or to compete with any Person, excluding confidentiality agreements entered into in the ordinary course of business;

                  (viii) each power of attorney which is currently effective and outstanding with respect to the voting or transfer of any of its securities;

                  (ix) each agreement providing for capital expenditures after the Execution Date and not included in Budget 2001 in an aggregate amount in excess of US$25,000 per month;

                  (x) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by it other than in the ordinary course of business; and

                  (xi)  each lease for real or personal property.

      Except as set forth in Section 5.7 of the Company Disclosure Schedule, all of the Material Contracts are (i) to the Company's knowledge in full force and effect and the Company is entitled to all rights and benefits thereunder, and
(ii) represent the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms, except as enforceability may be subject to and limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company is not, nor to its knowledge is any other party thereto, in material breach or material default under such Material Contract. To the Company's knowledge no event has occurred and no other facts or circumstances exist that with notice or lapse of time or both would constitute a material breach or material default by any party thereto. Except as set forth in
Section 5.7 of the Company Disclosure Schedule, to the Company's knowledge, no approval or consent of any Person who or which is a party to any Material Contract is needed in order that such agreements continue in full force and effect following consummation of the transactions contemplated herein and in the Plan of Arrangement. Except as set forth in Section 5.7 of the Company Disclosure Schedule, no material product liability or liability for breach of warranty on the part of it under any of the Material Contracts has been asserted or made and continues to be outstanding, against the Company.

      5.8 Financial Statements.

      The audited balance sheets and statements of loss, deficit and cash flows for the fiscal years ended August 31, 1999 and 1998, were prepared in accordance with generally accepted accounting principles in Canada and present fairly, in all material respects, the financial position of the Company, the results of its operations and its cash flows for the fiscal years then ended. The unaudited balance sheets and statements of loss, deficit and cash flows for the nine months ended May 31, 2000 were prepared in accordance with generally accepted accounting principles in Canada and present fairly, in all material respects, the financial position of the Company, the results of its operations and its cash flows for such nine-month period subject to normal year-end adjustments. Except as disclosed in such financial statements, the Company had no material liabilities (whether actual, accrued or contingent, and whether direct or indirect) at such dates.

      5.9 Transaction Fees.

      The Company has not retained, or entered into any contract, arrangement or understanding with, any financial adviser, broker, agent, finder or law firm, or paid or agreed to pay any financial adviser, broker, agent, finder or law firm on account of this Agreement or any transaction contemplated hereby, except that SG Cowen Securities Corporation has been retained as the Company's financial advisor in connection with certain matters including the transactions contemplated hereby and Blake, Cassels & Graydon LLP, Seed Intellectual Property Law Group PLLC and Wilson Sonsini Goodrich & Rosati, Professional Corporation, have been retained as legal counsel. A true and complete copy of the engagement letter between the Company and SG Cowen Securities Corporation has been provided to, and shall not be amended without the prior written consent of, Parent. The Company shall be solely responsible for the fees and costs of SG Cowen Securities Group and its counsel.

      5.10 Absence of Changes.

      Since August 31, 1999, and except to the extent specifically described in Sections 5.7, 5.10 and 5.21 of the Company Disclosure Schedule, the Company has conducted its business only in the ordinary and normal course, no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company has been incurred other than in the ordinary course of business, and there has not been any Material Adverse Change in the Company. Without limiting the generality of the preceding sentence, since May 31, 2000, there has not been (i) any material damage, destruction or loss, whether or not covered by insurance to the assets or properties of the Company, (ii) any waiver by the Company of a valuable right or of a material debt owed to it, (iii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company except in the ordinary course of business and that is not material to the assets, properties, financial condition, result of operation, or business of the Company as currently conducted or proposed to be conducted, (iv) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound,
(v) any material change in any compensation arrangement or agreement with any officer, director or key employee, (vi) any sale, assignment or transfer of any Intellectual Property Rights, (vii) any mortgage, pledge, transfer of a security interest in, or lien created by the Company with respect to, any of its material properties or assets, or (viii) any agreement or commitment by the Company to do any of the foregoing items.

      5.11 Employment and Labor Relations.

            (a) Section 5.11 of the Company Disclosure Schedule lists, as of August 31, 2000, the name, current annual compensation rate (including bonus and commissions), title, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each present employee of the Company, employment, managerial, advisory, consulting and severance agreements involving employees or former employees of the Company or under which the Company may benefit or be bound, contingent or otherwise; and lists any employee handbook(s) (other than the employment agreements and Employee Benefit Plans otherwise listed on the Company Disclosure Schedule). Other than as disclosed in Section 5.7 or Section 5.11 of the Company Disclosure Schedule, as an employment agreement or as an Employee Benefit Plan, or as provided under the British Columbia Employment Standards Act, the Company is not a party to any employment agreement or Employee Benefit Plan, or to any written or oral policy, agreement, obligation or understanding which contains any specific agreement as to notice of termination or severance pay in lieu thereof or which cannot be terminated without cause and without further compensation. The Company has not and shall not enter into any other agreements or understandings with any of their directors, officers or employees creating rights in respect of loss or termination of office or employment in the event the Acquisition is successful, without the prior written consent of Parent other than as specifically contemplated hereby. The Company is not bound by or subject to (and none of its assets (including Intellectual Property Rights) or properties is bound by or subject to) any written or oral, expressed or implied, contract, commitment or arrangement including any collective agreement with any labor union, and no labor union has requested or sought or attempted or threatened to attempt to represent any of the employees, representatives or agents of the Company. Other than as set forth on Section 5.11 of the Company Disclosure Schedule, the Company is not aware that any officer or key employee intends to terminate their employment or services with the Company.

            (b) Except as set forth in Section 5.11 of the Company Disclosure Schedule, (i) there has not been for a period of thirty-six
                  (36) consecutive months prior to the Execution Date, nor is there existing or threatened any strike, slowdown, picketing or work stoppage with respect to the Company, and (ii) the Company has not engaged in any unfair labor practices and no unfair labor practice complaint or arbitration proceeding is pending or, threatened against the Company. No trade union has applied to have the Company declared a related or successor employer pursuant to applicable labor relations legislation. Except as disclosed in Section 5.11 of the Company Disclosure Schedule, no notice has been received by the Company of any complaint filed by any of the employees employed by the Company against the Company claiming that the Company has violated applicable labor relations legislation, human rights legislation, pay equity legislation, employment standards legislation or any other employment-related legislation or common law and no such complaint is threatened against the Company, nothing has occurred which would reasonably be expected to lead to such a claim or complaint against the Company.

            (c) Except as set forth in Section 5.11 of the Company Disclosure Schedule, to the Company's knowledge, there are no outstanding assessments, penalties, fines, levies, charges, surcharges, other amounts due or owing pursuant to any applicable workplace safety and insurance, health and safety and labor standards legislation in respect of the Company and the Company has not been reassessed in any material respect under such legislation during the past three (3) years; and

                  (ii) no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

            (d) The Company has paid in full to its employees all wages, salaries, commissions, bonuses, benefits under the Employee Benefit Plans and other compensation due and payable to or on behalf of such employees and all amounts due or accrued due for vacation pay are reflected in the Company's financial statements. All accruals for premiums for employment insurance and Canada pension plan shall be reflected on the Company's financial statements.

            (e) Except as disclosed in Section 5.11 of the Company Disclosure Schedule, no employee is on short term disability leave, long term disability leave, extended absence, pregnancy or parental leave, or receiving benefits pursuant to the applicable workplace safety and insurance legislation or on any other leave. Section 5.11 of the Company Disclosure Schedule sets out each person's expected return to work date.

      5.12 United States Relationship.

      The level of ownership by U.S. holders of Company Capital Stock (on an "as converted" basis) does not exceed ten percent (10%) of the total number of outstanding Company Capital Stock (on an "as converted" basis). The term "U.S. holder" means any Person whose address appears on the records of the Company, any voting or other trustee, any depository, any share transfer agent or any Person acting in a similar capacity on behalf of the Company, as being located in the United States.

      5.13 Employee Benefit Plans.

            (a) Except as disclosed in Section 5.13(a) of the Company Disclosure Schedule, the Company has no Employee Benefit Plans and has made no promises with respect to increased benefits under such plans or otherwise.

            (b) No employment agreement or Employee Benefit Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

            (c) Each Employee Benefit Plan has been operated in material compliance with its terms and complies in all material respects with all applicable Laws and its obligations in respect of each Employee Benefit Plan in accordance with its terms.

            (d) No actions, suits, claims or investigations by any Person (other than routine claims for benefits in the ordinary course) are pending, or to the Company's knowledge threatened, with respect to any Employee Benefit Plan, and, to the Company's knowledge, there are no facts which could give rise to any such actions, suits or claims or investigations (other than routine claims for benefits in the ordinary course).

            (e) Except as set forth in Section 5.13 of the Company Disclosure Schedule, which includes the total dollar amounts of any such required payments and any penalties relating thereto, all contributions, insurance premiums, taxes and any other payments (including any past amounts or repayment obligations under any expatriate tax equalization plan, program or arrangement) required with respect to any Employee Benefit Plan have or will have been paid as of the Closing Date. As of the most recent valuation date, there are no unfunded benefit liabilities on either a going-concern or solvency basis with respect to any Employee Benefit Plan that is required, in accordance with its terms or by Law, to be funded and nothing has occurred since the date of the last valuation which would have an Material Adverse Effect on the Company.

            (f) Parent has been provided with true, correct and complete copies of each Employee Benefit Plan as currently in effect (including the plan document, trust agreement and other funding or insurance instruments, if any, relating thereto) and copies of all other material documents, contracts, agreements or arrangements and governmental filings relating to all such Employee Benefit Plans or to employees or former employees of the Company.

            (g) Each Employee Benefit Plan and related funding arrangement that is intended to qualify for tax-favored status qualifies for such status, and, to the extent an approval process is available, has been approved for such status by the appropriate government authority (or has been submitted for such approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status.

            (h) Except as provided under British Columbia employment standards legislation or as set forth in Section 5.13 of the Company Disclosure Schedule or as otherwise required pursuant to this Agreement, each Employee Benefit Plan (including any such plan covering former employees of the Company) may be amended or terminated by the Company or Parent without incurring any liability thereto on or at any time after the Closing Date.

            (i) Except as provided under British Columbia employment standards legislation or as set forth in Section 5.13 of the Company Disclosure Schedule, no employee or former employee of the Company shall accrue or receive additional benefits, service or accelerated rights to payment of benefits or become entitled to severance, termination allowance or similar payments under any Employee Benefit Plan or employment agreement covering employees or former employees of the Company as a result of the transactions contemplated by this Agreement.

            (j) None of the Employee Benefit Plans (other than pension plans) provides benefits to retired employees of the Company or their beneficiaries or dependents.

      5.14 Books and Records.

      The corporate records and minute books of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects. Without limiting the generality of the foregoing, the books, records and accounts of the Company, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and the issuances of securities of the Company (iii) accurately and fairly reflect the basis for the Company's financial statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

      5.15 Litigation, etc.

      Except as disclosed in Section 5.15 of the Company Disclosure Schedule, there are, at the Execution Date, no actions, suits, proceedings, claims, arbitrations or investigations pending, or to the knowledge of the Company threatened, affecting the Company at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which action, suit, proceeding, claim, arbitration or investigation involves a possibility of any judgment against or liability of the Company which, if successful, would have a Material Adverse Effect on the Company. Neither the Company nor its assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on the Company or that could reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

      5.16 Environmental.

      Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company:

            (a) all operations of the Company have been conducted, and are now, in compliance with all Environmental Laws;

            (b) the Company is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its businesses as it is now being conducted or as proposed to be conducted (collectively the "Environmental Permits"); and

            (c) except as set forth in Section 5.16 (c) of the Company Disclosure Schedule, the Company is not aware of, and is not subject to:

                  (i) any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

                  (ii) any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

                  (iii) has not received any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to the Company or any predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances;

                  (iv) any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of the Company following such consummation; or

                  (v) is not aware of any circumstances which could cause any Environmental Permit revoked, modified or rendered non-renewable upon payment of the Permit Fee.

      5.17 Tax Matters.

            (a) For purposes of this Agreement, the following definitions shall apply:

                  (i) "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, capital, or profits taxes (including, but not limited to, federal income and capital taxes and provincial income and capital taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, goods and services taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.

                  (ii) "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (b) All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Except as disclosed in Section 5.17 of the Company Disclosure Schedule, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) The unpaid Taxes of the Company as of the Execution Date do not exceed the accruals for Taxes in the Company's books and records, as determined in conformity with generally accepted accounting principles applicable in Canada as of the Execution Date.

            (d) For all periods ending on and after August 31, 1995, Parent has been furnished by the Company true, correct and complete copies of (i) all relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or on behalf of the Company relating to Taxes, and (ii) all required federal and provincial income or franchise tax Returns for the Company.

            (e) Except as disclosed in Section 5.17 of the Company Disclosure Schedule, no deficiencies exist or have been asserted with respect to Taxes of the Company. Except as disclosed in writing to Parent prior to the Execution Date, the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to the knowledge of the Company threatened against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company. Except as disclosed in Section 5.17 of the Company Disclosure Schedule, the Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or to the knowledge of the Company, threatened which resulted in or could result in a reassessment of Taxes owing by the Company. The Company is not a party to any Tax allocation or sharing agreement, and has no liability for the Taxes of any Person under any provision of Canadian or foreign law, or as a transferee or successor, by contract, or otherwise.

            (f) Other than as disclosed in Section 5.17 of the Company Disclosure Schedule, the Company has provided adequate accruals in its financial statements for the year ended August 31, 1999 (or such amounts are fully funded) for all pension or other employee benefit obligations of the Company arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company.

      5.18 Disclosure.

      No representation or warranty of the Company contained in this Agreement or in any other document, certificate or written statement furnished to Parent by or on behalf of the Company for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. To the Company's knowledge, there exists no facts (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Parent for use in connection with the transactions contemplated hereby.

      5.19 Reporting Issuer Status.

      The Company is not a "reporting issuer" in any province or territory of Canada.

      5.20 Subsidiaries.

      The Company has no subsidiaries.

      5.21 Intellectual Property.

            (a) Part I of Section 5.21(a) of the Company Disclosure Schedule (the "Intellectual Property Disclosure Schedule") sets forth a true, correct and complete list of all of the Company's patents, filed patent applications, trademarks, tradenames and all Licenses of the Company. True, correct and complete copies of all such Licenses have been delivered to Parent. Except as disclosed in Part II of Section 5.21(a) of the Company Disclosure Schedule, all such Licenses (i) are in full force and effect and unmodified, and the Company is entitled to all rights and benefits thereunder, without qualification or limitation, and (ii) represent the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms, subject only to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general principles of equity. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in material breach or material default under such Licenses. To the knowledge of the Company, no event has occurred and no other facts or circumstances exist that with notice or lapse of time or both would constitute a material breach or material default by any party to any License. Except for Licenses set forth in Part III of Section 5.21(a) of the Company Disclosure Schedule, no approval or consent of any Person is needed or required in order that the Company's Licenses continue in full force and effect following consummation of the transactions contemplated in this Agreement and in the Plan of Arrangement. Except as set forth in Part IV of Section 5.21(a) of the Company Disclosure Schedule, no material product liability or liability for breach of warranty on the part of it under any License has been asserted or made and continues to be outstanding, against the Company. Without limiting the preceding sentence, there has not been any actual or alleged "Decline in Performance" (nor have there been any facts or circumstances that with notice or lapse of time or both would constitute a "Decline in Performance") or grant or request for "Sublicense," as such terms are defined in the Corixa Collaborative Research and Development Agreement dated November 4, 1998, as amended.

            (b) The Company has secured valid written assignments from all officers, agents, employee, former employee or consultant of the Company, without limitation, who contributed to the creation or development of the Company's Intellectual Property Rights, of the rights to such contributions that the Company does not already own by operation of law and no such officers, agents, employee, former employee or consultant retains, nor, to the Company's knowledge, has any of them transferred or conveyed to any Person, any interest or right in relation to the Intellectual Property Rights of the Company, and the Company has provided true, correct and complete copies of such assignment to Parent and has attached all forms thereof used by the Company in Section 5.21(b) of the Company Disclosure Schedule.

            (c) Except as set forth in Section 5.21(c) of the Company Disclosure Schedule, the Company, to its knowledge, owns or possesses or has obtained valid and enforceable licenses or other rights to use all Intellectual Property Rights which are necessary or useful and actually used in the conduct of the Company's business as conducted as of the effective date of the Patent Disclosure Agreement. Except as set forth in Section 5.21(c) of the Company Disclosure Schedule, the Company has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of the Intellectual Property Rights which are necessary or useful and actually used in the conduct of the Company's business as conducted as of the effective date of the Patent Disclosure Agreement, and the products, processes and materials covered thereby, except as the rights of the Company may be limited in accordance with the contractual terms of the Licenses identified in Part I of 5.21 (a) of the Company Disclosure Schedule.

            (d) Except as set forth in Section 5.21(d) of the Company Disclosure Schedule, pursuant and subject to the limitations of the Patent Disclosure Agreement, as applicable, the Company has provided representatives of Parent with access to the ImmGenics Patent Portfolio and the ImmGenics Technologies (each as defined therein) and provided Schwegman, Lundberg, Woessner & Kluth, P.A., with access to the ImmGenics Cell Culture Technology (as defined therein). Except as provided in
                  Section 5.21(d) of the Company Disclosure Schedule, none of the information described in the preceding sentence or provided pursuant to the Patent Disclosure Agreement is untrue or incorrect in any material respect or omits any material fact or information related thereto.

            (e) To the knowledge of the Company after due inquiry by the Company of its patent advisor(s), except as set forth in Part I of Section 5.21(e) of the Company Disclosure Schedule, neither the Company nor the operations of the Company as conducted on or before the effective date of the Patent Disclosure Agreement conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe any Intellectual Property Rights owned, possessed or used by any third party. Except as set forth in Part II of
                  Section 5.21(e) of the Company Disclosure Schedule, there are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Intellectual Property Rights, and, to the knowledge of the Company, none has been threatened against the Company. Except as set forth in Parts I or II of Section 5.21(e) of the Company Disclosure Schedule, to the knowledge of the Company, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the Intellectual Property Rights which are necessary or useful and actually used in the conduct of the Company's business as conducted on or before the effective date of the Patent Disclosure Agreement, or the use, license or transfer of such Intellectual Property Rights, including, without limitation, the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company as it has been and is now being conducted, violate or infringe on the Intellectual Property Rights of any third party. Except as set forth in Part I or II of Section 5.21(e) of its Company Disclosure Schedule, to the knowledge of the Company after due inquiry by the Company of its patent advisor(s), the Intellectual Property Rights of the Company referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the knowledge of the Company, after due inquiry by the Company of its patent advisor(s), there is no unauthorized use, infringement or misappropriation of any of its Intellectual

                  Property Rights by any third party, including, without limitation, any employee or former employee of the Company. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of its Intellectual Property Rights.

            (f) Other than as disclosed pursuant to the Patent Disclosure Agreement, there are no other proceedings before any patent or trademark authority or otherwise relating to Intellectual Property Rights owned or used by the Company to which the Company is a party. The Company has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

            (g) The Company has taken all measures that are reasonable and appropriate to maintain the confidentiality of the Intellectual Property Rights used or proposed to be used in the conduct of its business the value of which to the Company is contingent upon maintenance of the confidentiality thereof. Without limitation, the Company has complied with all express and/or implied obligations of confidentiality in relation to Intellectual Property Rights owned by third parties.

            (h) The data, information, results and conclusions set forth in the reports provided by the Company to Parent as listed in
                  Schedule 5.21 (h) hereto are true, correct and complete in all material aspects.

      5.22 Insurance.

      The Company has policies of insurance in force as of the Execution Date naming the Company as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, are reasonable and provide a level of protection against loss comparable to similarly situated companies in British Columbia.

      5.23 Property.

      Except as disclosed in Section 5.23 of the Company Disclosure Schedule, the Company has good, marketable and sufficient title to such real and personal property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from land owners or authorities permitting the use of land by the Company, necessary to permit the operation of its businesses as presently owned and conducted except for such failure of title that would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company has no plan to expand its facilities except as described in Section 5.23 of the Company Disclosure Schedule.

      5.24 Licenses, Etc.

      Except as they relate to Intellectual Property Rights, which are subject to the representations and warranties set forth in Section 5.21 of this Agreement, the Company has, owns, possesses, or has obtained and is in compliance with, all franchises, licenses, permits, certificates, orders, grants and other authorizations of or from any individual, entity, or Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on the Company. Except as they relate to Intellectual Property Rights, which are subject to the representations and warranties set forth in Section
5.21 of this Agreement, the Company has not granted rights to manufacture, produce, assemble, license, market or sell its research findings, products or services to any other Person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its research findings, products or services.

      5.25 Registration Rights and Other Member Rights.

      Except as disclosed in Section 5.25 of the Company Disclosure Schedule, the Company has not granted or agreed to grant or been under any obligation to grant any registration rights, including "demand" or "piggyback" rights, and no Member otherwise has any right to compel the Company to register or otherwise qualify the securities of the Company for public sale in Canada or the United States. Except as contemplated in this Agreement and except as set forth in the Company's organizational documents, no voting or similar agreements exist related to the Company's securities which are presently outstanding or that may hereafter be issued.

      5.26 Significant Customers and Suppliers.

      No customer or supplier (including any private or public research foundation or Governmental Entity) that was significant to the Company during the period covered by the Financial Statements or that has been significant thereafter, has terminated, materially reduced or to the knowledge of the Company threatened to terminate or materially reduce its purchases from or provision of products or services, or award of research grants, as the case may be, to the Company.

6. ADDITIONAL AGREEMENTS

      6.1 Other Filings.

      Parent and the Company each have filed, or as promptly as practicable hereafter, shall prepare and file, any applicable filings, including the filing necessary to obtain the Applicable Regulatory Approvals, required under Applicable Corporate Laws, the Investment Canada Act (Canada), the Competition Act (Canada), Applicable Securities Laws or any other applicable law relating to the Acquisition, the Information Circular and the transactions contemplated hereby.

      6.2 Further Assurances.

      Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Arrangement, and to cooperate with each other in connection with the foregoing, including using reasonable best efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including the Acquisition, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Acquisition, and to effect all necessary registrations and other filings and submissions of information requested by governmental authorities.

      6.3 Fees and Expenses.

      Except as provided for in the Patent Disclosure Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

      6.4 Compliance with Contracts.

      Unless otherwise contemplated in this Agreement or in the Ancillary Agreements, Parent agrees that, from and after the Closing Date, it shall cause the Company to fulfil its obligations pursuant to (i) all such employment contracts to which the Company is a party listed in Section 5.11 of the Company Disclosure Schedule, as such agreements may be amended from time to time, and to the extent said agreements are not terminated on or prior to the Closing Date,
(ii) termination, severance and retention plans of the Company listed in Section
5.13 of the Company Disclosure Schedule, as such plans may be amended from time to time, and to the extent such plans are not terminated on or prior to the Closing Date; and (iii) indemnity agreements entered into between the Company and any past or present officers or directors of the Company as listed in
Section 5.7 of the Company Disclosure Schedule, and the indemnification and exculpation provisions in the Company organizational documents, which indemnification and exculpation provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any such officer or directors; provided, that, this Section 6.4 shall not restrict or prohibit Parent from dissolving the Company, reorganizing the capital of the Company, transferring the assets of the Company to another entity, causing the Company to assume the liabilities of another entity or otherwise reorganizing or restructuring the Company or its businesses if as part of such transaction or reorganization Parent causes the obligations under this Section 6.4 to be assumed by Parent.

      6.5 Tax Election

      After the Closing Date, Parent shall cause the Company to elect, in its tax return for the taxation years ending concurrently with the Closing Date, that the provisions of subsection 256(9) of the Income Tax Act (Canada) do not apply, so that the acquisition of control of the Company will be deemed to have occurred simultaneously with the Closing Time and not at any earlier time.

      6.6 Officers' and Directors' Insurance

      If the Arrangement is completed, Parent agrees to seek to secure at commercially reasonable rates directors' and officers' liability insurance on a "trailing" or "run-off" basis for the Company's current and former directors and officers (whether such insurance is maintained independently of or included under Parent's directors' and officers' insurance policy), covering claims made prior to or within six (6) years following the Effective Date. Coverage of such directors' and officers' insurance shall be substantially equivalent in scope and coverage to that provided by the Company's current directors' and officers' insurance policy. Notwithstanding the foregoing, in no event or circumstance shall Parent be obligated to pay any premiums or other amounts in respect of such insurance that would exceed Fifty Thousand Canadian dollars (CDN$50,000) in the aggregate.

7. TERM, TERMINATION, AMENDMENT AND WAIVER

      7.1 General

      This Agreement shall be effective from the Execution Date until the earlier of the termination of this Agreement pursuant to Section 7.2 and the completion of the steps contemplated in the Plan of

Arrangement, provided that any obligations under Sections 6.3, 7 and 8 shall survive the termination of this Agreement.

      7.2 Termination.

      This Agreement may be terminated at any time prior to the Closing Date as provided below, provided that the right to terminate this Agreement under any provision of this Section 7.2 shall not be available to any party if such party's material failure to fulfil any obligation under this Agreement has been the cause of or resulted in the failure of the Arrangement to occur on or before such termination:

            (a)   by written agreement of the parties hereto;

            (b) by Parent or the Company, if the Final Order shall not have been issued on or before December 1, 2000;

            (c) by Parent, if the Special Resolution is not approved by the Members at the Meeting, as required by the Interim Order;

            (d) by Parent, if any one of the conditions for the benefit of Parent set forth in Section 2.2(b) have not been satisfied or waived by Parent on or before 10 a.m. (Vancouver time) December 1, 2000;

            (e) by Parent, if a Minimum Dissent Event or a Material Adverse Change of the Company shall have occurred;

            (f) by the Company, if any one of the conditions for the benefit of the Company set forth in Section 2.2(c) have not been satisfied or waived by the Company on or before 10 a.m. (Vancouver time), December 1, 2000;

            (g) by the Company, if a Parent Material Adverse Change shall have occurred;

            (h) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition or the Arrangement, which order, decree, ruling or other action shall have become final and nonappealable;

            (i) by Parent, if the Board shall withdraw, modify or change any recommendation regarding the Arrangement, or shall have failed to include in the Information Circular the favorable recommendation to the Members;

            (j) by Parent, in the event that the Principal Members have not complied with or performed, in all material respects, their covenants and obligations under the Shareholder Voting Agreement and Irrevocable Proxy to be complied with or performed at or prior to the Closing Date;

            (k) by Parent, in the event that the Shareholder Voting Agreement and Irrevocable Proxy shall have been terminated in accordance with the terms thereof.

      Neither Parent nor the Company may exercise any termination right pursuant to Section 7.2 hereof, unless Parent or the Company, as the case may be, has delivered a written notice to the other parties hereto specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Parent or the Company, as the case may be, is asserting as the basis for the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Parent or the Company, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other parties hereto may not terminate this Agreement as a result thereof until the earlier of December 1, 2000, and the expiration of a period of thirty (30) days from such notice. For the avoidance of doubt, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated pursuant to Section 7.2 as a result of the breach identified in the relevant notice.

      7.3 Effect of Termination.

      In the event of the termination of this Agreement as provided in Section 7.2, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Company hereunder, except as set forth in Sections
8.8 and this Section 7.3. Nothing contained in this Section 7.3 shall relieve any party from liability for any breach of any provision of this Agreement prior to the date of termination. No termination of this Agreement shall affect the obligations of the parties pursuant to the Confidentiality Agreement, the Patent Disclosure Agreement, except to the extent specified therein.

      7.4 Amendment.

      This Agreement may be amended by mutual written agreement among the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

      7.5 Waiver.

      Parent and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8. GENERAL PROVISIONS

      8.1 Notices.

      All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission or sent by prepaid overnight courier to the parties at the following address (or at such other addresses as shall be specified by either party by notice to the other):

            (a) if to Parent or to Abgenix Canada:

            c/o Abgenix, Inc.
            7601 Dumbarton Circle
            Fremont, California, U.S.A. 94555
            Attention:  Mr. Kurt Leutzinger
            cc: Daniel Hunt, Esq.
            Telephone: (510) 608-6500
            Facsimile: (510) 608-6511

      with a copy to:

            Stikeman Elliott
            Barristers & Solicitors
            Suite 1700, Park Place
            666 Burrad Street
            Vancouver, Canada V6C 2X8
            Attention: Jonathan S. Drance, Esq.
            Telephone: (604) 631-1361
            Facsimile: (604) 681-1825

            O'Melveny & Myers LLP
            Embarcadero Center West
            275 Battery Street
            San Francisco, California, U.S.A  94111-3305
            Attention: Peter T. Healy, Esq.
            Telephone: (415) 984-8833
            Facsimile: (415) 984-8701

            (b) if to the Company:

            ImmGenics Pharmaceuticals Inc.
            Third Floor
            6660 North West Marine Drive
            Vancouver, British Columbia V6T 1Z3
            Attention: Dr. Kevin B. Leslie
            Telephone: (604) 732-7526
            Facsimile: (604) 221-5032

      with a copy to:

            Blake, Cassels & Graydon LLP
            Barristers and Solicitors
            Suite 2600, Three Bentall Centre
            595 Burrard Street
            Vancouver, British Columbia V7X 1L3
            Attention: Catherine E. Wade, Esq.
            Telephone: (604) 631-3300
            Facsimile: (604) 631-3309
            and:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            One Market
            Suite 3300, Spear Street Tower
            San Francisco, California U.S.A. 94105
            Attention: Michael S. Dorf, Esq.
            Telephone: (415) 947-2000
            Facsimile: (415) 947-2099

      8.2 Interpretation.

      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto; the words "including" and "includes" mean "including (or includes) without limitation," and the phrase "the aggregate of," "the total of," "the sum of," or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of," and in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." The term "business day" herein means any day on which commercial banks are open for business in both Vancouver, British Columbia, and San Francisco, California. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing any gender shall include all genders. For purposes of this Agreement, the obligations of the Company, Parent and Abgenix Canada to use "best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

      8.3 Schedules.

      The following Schedules and Exhibits are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

            Schedule 1.1 - Applicable Regulatory Approvals
            Schedule 2.2(b)(vi) - Company Consents and Waivers
            Schedule 2.2(b)(ix) - Employees
            Schedule 2.2(c)(iv) - Parent Consents and Waivers
            Schedule 4 - Parent Disclosure Schedule
            Schedule 5 - Company Disclosure Schedule
            Schedule 5.21(i) - List of Technical Reports

            Exhibit A - Plan of Arrangement
            Exhibit B - Escrow Agreement
            Exhibit C - Option Replacement Agreement
            Exhibit D - Support Agreement
            Exhibit E - Voting, Exchange and Cash Put Trust Agreement

      8.4 Date for Any Action.

      In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

      8.5 Miscellaneous.

      This Agreement and all agreements to which Parent and the Company are parties referred to herein: (i) constitutes, together with the Confidentiality Agreement and the Patent Disclosure Agreement the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(ii) shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder, except for the provisions of Sections 6.4, 6.5 and 6.6 hereof and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. The parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of British Columbia and the federal laws of Canada applicable therein. Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of British Columbia and waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of British Columbia having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.6 Publicity.

      So long as this Agreement is in effect and except as required by applicable laws and the rules, regulations and policies of any applicable stock exchange, each of Parent and the Company promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the media or any third party with respect to this Agreement or the transactions contemplated hereby.

      8.7 Assignment.

      Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other party. Notwithstanding the foregoing, Parent may assign its rights under this Agreement to a wholly-owned subsidiary, in which event Parent shall continue to be liable to the Company for any default in performance by such subsidiary.

      8.8 Survival of Representations and Warranties.

      The representations and warranties made by the parties hereto shall remain in full force and effect until the earlier of (a) the termination of this Agreement and (b) the Closing Date, except for such longer period as otherwise specifically provided in the Escrow Agreement; provided, however, that the representations and warranties made by the Company in Section 5.21 - Intellectual Property, shall survive the termination of this Agreement and the Closing Date and shall remain in full force and effect until the date of termination of the Escrow Agreement. Notwithstanding any provision to the contrary, nothing in this Agreement shall be construed to limit any party's remedies in law or equity against fraud and wilful misconduct.

      8.9 Time is of the Essence.

      Time shall be of the essence of this Agreement.

      8.10 Currency.

      Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in United States dollars. All payments shall be in immediately available funds.

      8.11 Severability.

      Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating, rendering unenforceable or altering the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. EXECUTION

      Parent, Abgenix Canada and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    "PARENT"
                                    ABGENIX, INC.

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------


                                    "ABGENIX CANADA"
                                    ABGENIX CANADA CORPORATION

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------


                                    "COMPANY"
                                    IMMGENICS PHARMACEUTICALS INC.

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------

                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------

                                  SCHEDULE 1.1
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                         APPLICABLE REGULATORY APPROVALS

Canada

o     Supreme Court of British Columbia - Final Order

o exemption orders from the provincial securities regulators from the registration, prospectus delivery and continuous disclosure requirements with respect to the transactions provided for in the Arrangement and the Ancillary Agreements in form and substance satisfactory to Parent and the Company

United States and Other

o approval of NASDAQ regarding the listing of the Parent Common Stock subject to official notice of issuance

                               SCHEDULE 2.2(b)(vi)
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                          COMPANY CONSENTS AND WAIVERS

1. REGISTRATION RIGHTS AGREEMENT between the Company and Corixa Corporation, dated November 4, 1998, as amended:

      o AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT between the Company, Nomura International plc, International Biotechnology Trust plc and Corixa Corporation, dated 16 May, 2000

2. SHAREHOLDER AGREEMENT between the Company and certain shareholders, dated 12 May, 2000

3. CO-SALE AGREEMENT between the Company and certain shareholders, dated 4 November, 1998, as amended:

      o AMENDED AND RESTATED CO-SALE AGREEMENT between the Company and certain shareholders, dated 12 May, 2000

4. LICENSE AGREEMENT among BR Centre Limited, the Company and Dr. John W. Schrader, dated May 9, 1994, as amended (Article 16)

      o LICENSE AGREEMENT AMENDMENT among BR Centre Limited, the Company and Dr. John W. Schrader, dated May 9, 1994

      o ASSIGNMENT AGREEMENT among BR Centre Limited and The University of British Columbia Foundation, dated March 10, 1998

5. OFFER TO SUB-LEASE between the Company and Discovery Parks Inc, dated May 30, 1997, as amended

      o MODIFICATION OF LEASE between the Company and Discovery Parks Inc, dated April 1, 1998

      o MODIFICATION OF LEASE between the Company and Discovery Parks Inc, dated December 16, 1998

      o MODIFICATION OF LEASE between the Company and Discovery Parks Inc, dated June 1, 1999

      o MODIFICATION OF LEASE between the Company and Discovery Parks Inc, dated April 1, 2000

      o MODIFICATION OF LEASE between the Company and Discovery Parks Inc, dated July 16, 2000

                               SCHEDULE 2.2(b)(ix)
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                                    EMPLOYEES

John Babcook
Ian Foltz
Palaniswami Rathanaswami
Jaspal Kang
Chad King

                               SCHEDULE 2.2(c)(iv)
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                           PARENT CONSENTS AND WAIVERS

      None.

                                   SCHEDULE 4
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                           PARENT DISCLOSURE SCHEDULE

      Section 4.5

      A report on Form 8-K required to be filed by the Parent to the SEC on or before December 31, 1999 was filed in January 2000.

                                   SCHEDULE 5
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                           COMPANY DISCLOSURE SCHEDULE

As appended.

                                SCHEDULE 5.21(i)
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                            LIST OF TECHNICAL REPORTS

1. The summary of data generated in the three collaborative programs between Millennium Biotherapeutics, Inc. and the Company sent to Dr. Geoff Davis, Chief Scientific Officer of Parent with an accompanying letter dated August 8, 2000.

2. The interim report of the data generated with respect to anti-IL-8 antibodies sent to Dr. Geoff Davis, Chief Scientific Officer of Parent with an accompanying letter dated September 11, 2000.

3.    The Affinity Report dated September 25, 2000.

                                    EXHIBIT A
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                           FORM OF PLAN OF ARRANGEMENT

As appended.

                                    EXHIBIT B
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                      FORM OF OPTION REPLACEMENT AGREEMENT

                                    EXHIBIT D
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

                            FORM OF SUPPORT AGREEMENT

                                    EXHIBIT E
                       attached to and forming part of the
               Acquisition Agreement (the "Agreement") dated as of
        September 25, 2000 between Parent, Abgenix Canada and the Company

              FORM OF VOTING, EXCHANGE AND CASH PUT TRUST AGREEMENT